EXHIBIT 3.122
                               SEVENTH AMENDMENT TO
         CONNECTICUT NATURAL GAS CORPORATION UNION EMPLOYEE SAVINGS PLAN
                             (AS AMENDED AND RESTATED
                         EFFECTIVE AS OF JANUARY 1, 1989)




        The Connecticut Natural Gas Corporation Union Employee Savings Plan is hereby amended as follows:

        1.   Pursuant to an Agreement and Plan of Exchange, outstanding shares of CNG Common Stock will be exchanged for shares of the common stock of CTG

   Resources, Inc.  Each share of CNG Common Stock will be exchanged for one share of common stock of CTG Resources, Inc. ("CTG").  As of the effective date of such Agreement and Plan of Exchange, any reference in the Plan document to "CNG Common Stock" as an investment option under the Plan

   (including voting rights relating thereto), and as a distribution option,

   shall be deleted and replaced by reference to "CTG Common Stock."  This change from CNG to CTG shall relate solely to the investment of such stock under the Plan; CNG shall continue to be the Company sponsoring and maintaining the Plan.

        2.   The last sentence of Section 2.05A, as added by the Third

   Amendment, relating to "Change of Control," is amended by the addition of the words "or any related corporation" after the words "of the Corporation"

   set forth in the parenthetical phrase in subsection (iii)(2) thereof; and by the deletion of the last sentence thereof and the substitution of the following sentence in lieu thereof:

        "Following the effective date of an Agreement and Plan of Exchange, pursuant to which outstanding shares of CNG Common Stock will be exchanged for shares of the common stock of CTG Resources, Inc., the term 'Corporation,' as used in this Section 2.05A, shall mean CTG Resources, Inc., or any successor thereto."





        3.   Except as hereinabove modified and amended, the Amended and

   Restated Plan (as amended) shall remain in full force and effect.

        IN WITNESS WHEREOF, the Company hereby executes this Seventh Amendment this _____ day of ___________, 1997.


   WITNESS:                      CONNECTICUT NATURAL GAS CORPORATION



   _________________________     By:_______________________________
                                    Its







































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